As filed with the Securities and Exchange Commission on February 1, 2019

Registration No. 333-228088

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 TO FORM S-4
ON
FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Sirius XM Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3916511
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1290 Avenue of the Americas, 11th Floor
New York, New York 10104
(212) 584-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Stock Incentive Plan of AdsWizz Inc.
Pandora Media, Inc. 2011 Equity Incentive Plan
Pandora Media, Inc. 2004 Stock Plan
TheSavageBeast.com, Inc. 2000 Stock Incentive Plan
(Full Title of the Plans)

Patrick L. Donnelly, Esq.
Executive Vice President, General Counsel and Secretary
Sirius XM Holdings Inc.
1290 Avenue of the Americas, 11th Floor
New York, New York 10104
(212) 584-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:

Eric Swedenburg
Ravi Purushotham
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Title of plans	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
common stock, par value $0.001 per share	2014 Stock Incentive Plan of AdsWizz Inc. Pandora Media, Inc. 2011 Equity Incentive Plan Pandora Media, Inc. 2004 Stock Plan TheSavageBeast.com, Inc. 2000 Stock Incentive Plan	55,103,248	N/A	N/A	N/A
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.001 per share (“Sirius XM common stock”), of Sirius XM Holdings Inc. (the “Registrant”) that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Sirius XM common stock.

(2)	All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s registration statement on Form S-4 (File No. 333-228088) filed with the Securities and Exchange Commission (the “Commission”) on October 31, 2018, to which this is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

The Registrant hereby amends its registration statement on Form S-4 (File No. 333-228088) filed with the Commission on October 31, 2018, as amended by Amendment No. 1 filed with the Commission on November 30, 2018, Amendment No. 2 filed with Commission on December 14, 2018 and Amendment No. 3 filed with the Commission on December 19, 2018 (as amended, the “Form S-4”), which the Commission declared effective on December 20, 2018, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Registrant filed the Form S-4 in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization by and among Pandora Media, Inc., a Delaware corporation (“Pandora”), Billboard Holding Company Inc., a Delaware corporation and a wholly-owned subsidiary of Pandora (“New Holding Company”), Billboard Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Holding Company, the Registrant, White Oaks Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of the Registrant, and Sirius XM Radio Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, dated September 23, 2018 (as may be amended from time to time, the “Merger Agreement”). On February 1, 2019, through a series of transactions set forth in the Merger Agreement, Pandora became an indirect wholly owned subsidiary of the Registrant (the “Merger”).

As a result of the Merger, each option, whether vested or unvested, to acquire shares of Pandora common stock, par value $0.0001 per share (“Pandora common stock”), and each unvested restricted stock unit, in each case, granted under Pandora’s (i) 2014 Stock Incentive Plan of AdsWizz Inc., (ii) Pandora Media, Inc. 2011 Equity Incentive Plan, (iii) Pandora Media, Inc. 2004 Stock Plan and (iv) TheSavageBeast.com, Inc. 2000 Stock Incentive Plan (collectively, the “Pandora Equity Plans”) converted into options and restricted stock unit awards, as applicable, covering shares of Sirius XM common stock (the “Sirius XM Awards”), with appropriate adjustments to reflect the application of the Exchange Ratio (as defined in the Merger Agreement).

In accordance with the terms of the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Sirius XM 2015 Plan”), as a result of the Merger, all shares available under the Pandora Equity Plans, which were previously approved by stockholders and not adopted in contemplation of the Merger, will become additional shares available for grant pursuant to the terms of Sirius XM 2015 Plan (as adjusted, to the extent appropriate, to reflect the application of the Exchange Ratio). Subject to certain limitations set forth in the Sirius XM 2015 Plan, such shares may be used for awards made after the Merger under the Sirius XM 2015 Plan.

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 55,103,248 shares of Sirius XM common stock issuable upon the exercise or settlement, as applicable, of the Sirius XM Awards under the Pandora Equity Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Commission on January 30, 2019;

(b)	The Registrant’s Proxy Statement on Schedule 14A for the 2018 annual meeting of the Registrant’s stockholders filed with the Commission on April 23, 2018;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 1, 2019 (other than the portions of that document not deemed to be filed); and

(d)	The description of shares of Sirius XM common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on April 29, 2009, including any amendments or reports filed with the Commission for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL, which, among other things, imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or
•	for any transaction from which the director derived an improper personal benefit.

Article eleventh of the Registrant’s charter provides that no the Registrant director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by that director as a director. However, this limitation does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after November 14, 2013, the effective date of this article eleventh, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article eleventh of the Registrant’s charter also provides that the Registrant indemnifies, to the fullest extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation or organization. The Registrant may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The indemnification does not limit the right of the Registrant to indemnify any other person for any such expenses to the full extent permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification from the Registrant may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Any repeal or modification of the foregoing paragraphs by the stockholders of the Registrant shall not adversely affect any right or protection of a director, officer or employee of the Registrant existing at the time of such repeal or modification.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” immediately preceding the signature pages hereto and is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by this Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

4.1	Amended and Restated Certificate of Incorporation of Sirius XM Holdings Inc. (incorporated by reference to Exhibit 3.1 to Sirius XM Holdings Inc.’s Current Report on Form 8-K filed on November 15, 2013 (File No. 001-34295)).

4.2	Amended and Restated By-Laws of Sirius XM Holdings Inc. (incorporated by reference to Exhibit 3.2 to Sirius XM Holdings Inc.’s Current Report on Form 8-K filed on November 15, 2013 (File No. 001-34295)).

4.3	Form of certificate for shares of Sirius XM Holdings Inc.’s common stock (incorporated by reference to Exhibit 4.1 to Sirius XM Holdings Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-34295)).

4.4	2014 Stock Incentive Plan of AdsWizz Inc. (incorporated by reference to Exhibit 99.1 of the Pandora’s Form S-8 Registration Statement filed with the Commission on June 8, 2018 (Registration No. 333-225529)).

4.5	Amendment to the 2014 Stock Incentive Plan of AdsWizz Inc. (incorporated by reference to Exhibit 99.2 of the Pandora’s Form S-8 Registration Statement filed with the Commission on June 8, 2018 (Registration No. 333-225529)).

4.6	2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Pandora’s Form S-1/A Registration Statement filed with the Commission on May 26, 2011 (Registration No. 333-172215)).

4.7	Amendment No. 1 to the 2011 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 of the Pandora’s Form S-8 Registration Statement filed with the Commission on February 16, 2017 (Registration No. 333-216087)).

4.8	2004 Stock Plan, as amended (incorporated by reference to Exhibit 10.3 of the Pandora’s Form S-1/A Registration Statement filed with the Commission on February 22, 2011 (Registration No. 333-172215)).

4.9	2000 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 of the Pandora’s Form S-1/A Registration Statement filed with the Commission on February 22, 2011 (Registration No. 333-172215)).

5.1	Opinion and Consent of Simpson Thacher & Bartlett LLP as to the legality of the securities being registered.*

23.1	Consent of KPMG LLP (with respect to financial statements of Sirius XM Holdings Inc.).**

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm (with respect to financial statements of Pandora Media, Inc.).**

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney (included on signature page).*

*	Previously filed with the Registrant’s original Registration Statement on Form S-4 filed on October 31, 2018, to which this is an amendment.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 1, 2019.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Name:	Patrick L. Donnelly
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 has been signed by the following persons in the capacities indicated below on February 1, 2019.

Signature	Title
* Gregory B. Maffei	Chairman of the Board of Directors and Director
/s/ James E. Meyer James E. Meyer	Chief Executive Officer and Director (Principal Executive Officer)
/s/ David J. Frear David J. Frear	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Thomas D. Barry Thomas D. Barry	Senior Vice President and Controller (Principal Accounting Officer)
* Joan L. Amble	Director
* George W. Bodenheimer	Director
* Mark D. Carleton	Director
* Eddy W. Hartenstein	Director
* James P. Holden	Director
* Evan D. Malone	Director
* James F. Mooney	Director
* Michael Rapino	Director

Signature	Title
* Kristina M. Salen	Director
* Carl E. Vogel	Director
* David M. Zaslav	Director
* By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly (Attorney-in-Fact) Pursuant to Powers of Attorney